EXHIBIT 99.1

Contact: Elise Eberwein
(480) 693-5729

FOR IMMEDIATE RELEASE: March 8, 2005

AMERICA WEST UPDATES PREVIOUSLY REPORTED FINANCIAL RESULTS
2004 Net Loss Reduced by $0.9 million; Quarterly Results in 2003 and 2004 and 2003 Balance
Sheet Restated

PHOENIX — America West Holdings Corporation (“the Company”) (NYSE: AWA), parent company of America West Airlines, Inc. (“the airline”), today announced that it has revised its previously reported preliminary financial results for the fourth quarter and the year ended 2004, which were reported in its press release dated Jan. 21, 2005. The revision is the result of an accounting change associated with the recognition of gains or losses on derivative instruments that the Company uses as a means for reducing financial exposure to fluctuating jet fuel prices. As a result of this accounting change, the Company’s and airline’s consolidated statements of operations for the year ended Dec. 31, 2004 will reflect a net loss of $89.0 million and $85.3 million, versus a net loss of $89.9 million and $86.1 million, respectively, as reported in the Company’s earnings release and conference call on Jan. 21, 2005. The Company also announced it will be restating the Company’s and the airline’s previously reported balance sheet and statement of changes in stockholders’ equity and comprehensive income (loss) as of and for Dec. 31, 2003, and for their previously reported 2003 and 2004 interim (quarterly) financial results.

The Company recently undertook a review of its fuel hedge accounting as part of its preparation to complete its annual report on Form 10-K for the year ended Dec. 31, 2004. During this review, the Company determined that, due to recent business and regulatory developments, its formal hedge documentation did not meet the requirements imposed by the Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133) to hedge its fuel purchases as cash flow hedges. SFAS No. 133 provides guidance to companies when accounting for financial derivative instruments. In addition, management also concluded that the accounting entries made at each quarter end in 2003 and 2004 needed to be corrected to properly reflect the fair value of open derivative instruments in the balance sheets and statements of stockholders’ equity and comprehensive income of Holdings and AWA. Accordingly, the Company will restate the Company’s and the airline’s balance sheet and statement of changes in stockholders’ equity and comprehensive income (loss) as of and for the year ended Dec. 31, 2003, as well as their interim financial results during 2003 and 2004. Those restatements will recognize, as part of its net income or loss during these periods, the non-cash gains and losses on these financial derivative instruments. The restatements will not impact the Company’s or the airline’s cash position at any date.

SFAS No. 133 requires that that all derivative instruments be recorded in the statement of financial position at fair value. The accounting for the gain and loss due to changes in the fair value of the derivative instruments depends on whether the derivative instrument qualifies as a hedge. For cash flow hedges the effective portion of gains and losses on derivative hedging instruments is accumulated and deferred in other comprehensive income until the hedged transaction is recognized in earnings. If the derivative instrument does not qualify as a hedge, the gains or losses are reported in earnings when they occur (mark-to-market).

The following table reflects the impact of the accounting change on the Company’s and the airline’s balance sheets, statements of changes in stockholder’s equity and comprehensive income (loss) as of and for Dec. 31, 2003 and interim (quarterly) results of 2004 and 2003:

Quarterly Financial Data:

	Holdings		Airline
	Net Income (Loss)		Net Income (Loss)
	As	As	As	As
	Reported	Restated	Reported	Restated
2004
First Quarter	1,176	(1,563)	1,945	(794)
Second Quarter	5,694	10,661	6,558	11,525
Third Quarter	(47,067)	(28,665)	(46,164)	(27,762)
Fourth Quarter	(49,712)	(69,456)	(48,482)	(68,226)
Full Year	(89,909)	(89,023)	(86,143)	(85,257)

2003
First Quarter	(62,018)	(63,421)	(61,019)	(62,422)
Second Quarter	79,684	78,872	80,672	79,860
Third Quarter	32,942	31,590	33,820	32,468
Fourth Quarter	6,812	10,379	7,813	11,380
Full Year	57,420	57,420	61,286	61,286

2003 Balance Sheet:

Other Assets	124,534	112,007	122,725	110,198
Other Comprehensive Income (OCI)	12,527	—	12,527	—

America West Holdings Corporation is an aviation and travel services company. Wholly owned subsidiary America West Airlines is the nation’s second largest low-fare carrier, serving 95 destinations in the U.S., Canada, Mexico and Costa Rica. This press release and additional information on America West can be accessed at www.americawest.com.

This press release contains forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause
America West’s actual results and financial position to differ materially from these statements.
These forward looking statements may be identified by words such as “anticipate,” “believe,”
“estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “will” and similar terms used in connection with statements regarding our expected financial statement restatements. The risks and uncertainties relating to forward looking statements include, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; limitations on our ability to obtain additional financing due to high levels of
debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry, including significant fare restructuring activities by major airlines; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available
SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

-AWA-